Exhibit 11
LEGALITY OF SECURITIES OPINION

October 5, 2021

Board of Trustees
Vanguard Chester Funds
Post Office Box 2600
Mailstop V26
Valley Forge, PA 19482-2600

Ladies and Gentlemen:

I have acted as counsel to Vanguard Chester Funds, a Delaware statutory trust (the “Trust”), in connection with that certain Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of each series of the Trust listed under Acquiring Funds in the table below (each, an “Acquiring Fund”) and each series of the Trust listed under Acquired Funds in the table below (each, an “Acquired Fund”):
Acquiring Funds	Acquired Funds
Vanguard Target Retirement Income Fund
Vanguard Target Retirement 2015 Fund
Vanguard Target Retirement 2020 Fund
Vanguard Target Retirement 2025 Fund
Vanguard Target Retirement 2030 Fund
Vanguard Target Retirement 2035 Fund
Vanguard Target Retirement 2040 Fund
Vanguard Target Retirement 2045 Fund
Vanguard Target Retirement 2050 Fund
Vanguard Target Retirement 2055 Fund
Vanguard Target Retirement 2060 Fund
Vanguard Target Retirement 2065 Fund

Vanguard Institutional Target Retirement Income Fund
Vanguard Institutional Target Retirement 2015 Fund
Vanguard Institutional Target Retirement 2020 Fund
Vanguard Institutional Target Retirement 2025 Fund
Vanguard Institutional Target Retirement 2030 Fund
Vanguard Institutional Target Retirement 2035 Fund
Vanguard Institutional Target Retirement 2040 Fund
Vanguard Institutional Target Retirement 2045 Fund
Vanguard Institutional Target Retirement 2050 Fund
Vanguard Institutional Target Retirement 2055 Fund
Vanguard Institutional Target Retirement 2060 Fund
Vanguard Institutional Target Retirement 2065 Fund

While acting in this capacity, I have acquired a general familiarity with the Trust’s business operations, practices, and procedures.

The Agreement provides for a separate reorganization of each Acquired Fund with and into its corresponding Acquiring Fund (each, a “Reorganization”). The consummation of one

Reorganization is not contingent on the consummation of any other Reorganization.  Pursuant to the Agreement, each Reorganization will consist of (i) the transfer of substantially all of the assets of the Acquired Fund to the corresponding Acquiring Fund, in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”); (ii) the assumption by the Acquiring Fund of the liabilities of the corresponding Acquired Fund; and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in the Agreement. The aggregate net asset value of Acquiring Fund Shares to be so credited to the Acquired Fund’s shareholders shall be equal to the aggregate net asset value of all the Acquired Fund Shares owned by such shareholders as of immediately after the close of business on the closing date (and after the declaration and payment of any dividends).
In connection with the preparation of this opinion, I have examined originals, certified copies, or copies identified to me as being true copies, of various trust documents and records of the Trust, as well as such other instruments, documents, and records as I have deemed necessary in order to render this opinion.  I have assumed the genuineness of all signatures, the authenticity of all documents provided to me, and the correctness of all statements of fact made in those documents.
The opinion expressed below is based on the assumption that, with respect to each Reorganization, a Registration Statement on Form N-14 with respect to the Acquiring Fund Shares to be issued to shareholders of the Acquired Fund pursuant to the Agreement, as described above, will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.
Based on the foregoing, I am of the opinion that the Acquiring Fund Shares are duly authorized and, when issued by the Trust to each Acquired Fund in its Reorganization and subsequently distributed to the shareholders of the Acquired Fund in accordance with the terms and conditions of the Agreement, will be legally issued, fully paid, and non-assessable.
I hereby consent to the filing of this opinion with and as a part of each Registration Statement relating to the Reorganizations.

Very truly yours,

/s/ Laura J. Merianos

Laura J. Merianos
Principal
Office of General Counsel